Hannon Armstrong Announces 32% Annual GAAP EPS Growth to $0.75 Per Share; 9% Annual Core EPS Growth to $1.38 Per Share and Increases Q1 2019 Dividend by 2% Per Share
ANNAPOLIS, Md., February 21, 2019 /PRNewswire/ -- Hannon Armstrong Sustainable Infrastructure Capital, Inc. ("Hannon Armstrong," "we," "our" or the "Company") (NYSE: HASI), a capital provider focused on sustainable infrastructure markets that address climate change, today reported quarterly results.

Highlights

•	Delivered $0.75 annual GAAP EPS for 2018, compared to $0.57 for 2017

•	Delivered $1.38 annual Core EPS for 2018, compared to $1.27 for 2017

•	Confirming previously stated 2018 to 2020 annual Core EPS growth (using 2017 as the baseline) to be between 2% to 6%, equivalent to $1.37 at the midpoint in 2019 and $1.43 at the midpoint in 2020

•	Increased dividend approximately 2% per share for Q1 2019 to $0.335 per share, for an annualized yield of 5.7% based on our closing stock price of $23.54 on February 20, 2018

•	Closed approximately $1.2 billion of transactions in 2018, compared to approximately $1.0 billion for 2017

•	Pipeline exceeds $2.5 billion; Widely diversified across all our target markets

•	Refinanced and extended primary credit facility to increase flexibility, lower cost and diversify our lender group

•	Fixed-rate debt level of 74%

•	Debt to Equity ratio of 1.5 to 1 as of December 31, 2018

•	An estimated 496,000 metric tons of annual carbon emissions will be avoided by our 2018 transactions equating to a CarbonCount® score of 0.42, or 0.42 metric tons per $1,000 invested

"Our strong Q4 and FY 2018 earnings resulted from the successful execution of our business plan in virtually all of our target markets. We demonstrated the flexibility of our business model by using both securitizations and accretive balance sheet additions to simultaneously solve our clients’ need for more capital, while delivering attractive risk-adjusted returns for 2018, and laying the foundation for future years," said Jeffrey Eckel, President & CEO. "Looking ahead, our pipeline continues to strengthen as our target markets develop, our client base expands and the addressable market for investing in solutions for climate change grows."

A summary of our results is shown in the tables below:

	For the three months ended December 31, 2018		For the three months ended December 31, 2017
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net Income	$9,055	$0.16	$3,383	$0.06
Core Earnings (1)	$21,067	$0.37	$16,410	$0.31
	For the year ended December 31, 2018		For the year ended December 31, 2017
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net Income	$41,577	$0.75	$30,856	$0.57
Core Earnings (1)	$75,800	$1.38	$66,135	$1.27

(1)
The difference between GAAP net income and core earnings is primarily the result of adjusting for a return on capital from our equity investments in renewable energy projects and adding back non-cash equity-based compensation. A description of how we calculate core earnings and a reconciliation of our GAAP net income to core earnings is included in this press release.

Guidance
The Company is confirming its previously issued three-year guidance from 2018 to 2020 with respect to core earnings per share growth, on a compounded annual basis over the three years, in the 2% to 6% range, equivalent to $1.37 at the midpoint in 2019 and $1.43 at the midpoint in 2020. This guidance reflects the Company’s estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) the volume and profitability of securitization transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of the Company’s forecasted operations, and (vi) the general interest rate and market environment. All guidance is based on current expectations of future economic conditions, the regulatory environment, the dynamics of the markets in which we operate and the judgment of the Company’s management team. The Company has not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Financial Results
Revenue grew by approximately $32 million, or 31%, for the year ended December 31, 2018, as compared to 2017. The increase in revenue was the result of an increase in gain on sale and fee income of $15 million and higher yields on our Portfolio. In the fourth quarter, approximately $300 million of residential solar assets and our related $250 million of debt was prepaid. Both revenues and interest expense were impacted by this transaction as we recorded approximately $9 million of prepayment fees and the remaining portion of the unamortized loan fees of approximately $4 million in interest income offset by approximately $9 million of costs recorded in interest expense relating to the debt repayment. For the three months ended December 31, 2018, revenue grew by approximately $12 million, or 45%, as compared to the same period in 2017 largely due to the impact of the repayment discussed above.

Interest expense for the year rose by approximately $11 million as a result of the prepayment expense described above and higher fixed rate debt, primarily in the first three quarters of the year. The higher interest expense for the year was offset in the fourth quarter by a series of transactions which lower our interest costs including refinancing our primary credit facility, reducing the levels of our interest rate swaps and the $250 million debt repayment which reduced our leverage. The effect of these changes was the interest expense for the quarter increased by approximately $1 million as compared to the same period last year.

Other expenses (compensation and benefits and general and administrative expenses) increased by approximately $9 million for GAAP and $10 million for core earnings for the year ended December 31, 2018, as compared to the same periods in 2017 due primarily to an increase in the size of the Company as well as additional bonus accrual in the fourth quarter to reflect the performance of the Company. For the quarter, these other expenses rose by approximately $5 million for GAAP and $6 million for core earnings as compared to the same period last year.

For the quarter and the year ended December 31, 2018, income from equity method investments was largely consistent with the same period in 2017. The non-cash income tax expenses of the Company rose by approximately $1 million for the year and was largely flat for the quarter.

For the year ended December 31, 2018, GAAP net income increased by approximately $11 million as compared to 2017. For the three months ended December 31, 2018, we recognized GAAP net income of $9 million, an increase of $6 million over the same quarter last year.

Core earnings grew by approximately $10 million for the year ended December 31, 2018 over 2017 primarily as a result of increased gain on sale income due to increased securitization activity. Fourth quarter core earnings grew by approximately $5 million over the same quarter last year primarily as a result of the higher GAAP income. For additional information, please see "Explanatory Notes - Non-GAAP Financial Measures - Core Earnings."

A reconciliation of our GAAP net income to core earnings is included in this press release.
The calculation of our fixed-rate debt and leverage ratios as of December 31, 2018 and 2017 are shown in the chart below:

	December 31, 2018	% of Total	December 31, 2017	% of Total
	($ in millions)		($ in millions)
Floating-rate borrowings (1)	$317	26%	$110	8%
Fixed-rate debt (2)	925	74%	1,318	92%
Total	$1,242	100%	$1,428	100%
Leverage (3)	1.5 to 1		2.2 to 1

(1)
Floating-rate borrowings include borrowings under our floating-rate credit facilities and approximately $58 million and $40 million of nonrecourse debt with floating rate exposure as of December 31, 2018 and December 31, 2017, respectively. Approximately $32 million of the December 31, 2018 floating rate exposure is hedged beginning in 2019.

(2)	Fixed-rate debt also includes the present notional value of non-recourse debt that is hedged using interest rate swaps. Debt excludes securitizations that are not consolidated on our balance sheet.

(3)
Leverage, as measured by our debt-to-equity ratio. This calculation excludes securitizations that are not consolidated on our balance sheet (where the collateral is typically financing receivables with U.S. government obligors).

Given our historical and present leverage levels consistently remaining below 2.5 to 1, our Board of Directors as of February 2019 has clarified the leverage target to be up to 2.5 to 1 versus the prior level of 2.5 to 1.

"We executed on our financing plan by closing approximately $1 billion of financing in the fourth quarter of 2018 - successfully accessing both the debt and equity capital markets as well as lowering the cost and extending the maturity of our credit facilities," said Brendan Herron, Chief Financial Officer. "We have reduced our level of fixed-rate debt to near the midpoint of our range based on the changing interest rate outlook. Given the transactions in the quarter, we also reduced our level of leverage and expect to continue to adjust the leverage based upon the portfolio mix and market conditions."

Portfolio
Our Portfolio totaled approximately $2.0 billion as of December 31, 2018, and included approximately $1.0 billion of behind-the-meter assets, approximately $0.9 billion of grid-connected assets and approximately $0.1 billion of other sustainable infrastructure investments. The following is an analysis of our Portfolio as of December 31, 2018:

	Investment Grade
	Government (1)	Commercial (2)	Commercial Non-Investment Grade (3)	Subtotal, Debt and Real Estate	Equity Method Investments	Total
	($ in millions)
Equity investments in renewable energy projects	$—	$—	$—	$—	$449	$449
Receivables and investments	600	216	299	1,115	—	1,115
Real estate (4)	—	365	—	365	22	387
Total	$600	$581	$299	$1,480	$471	$1,951
Average remaining balance (5)	$12	$6	$14	$9	$16	$10

(1)
Transactions where the ultimate obligor is the U.S. federal government or state or local governments where the obligors are rated investment grade (either by an independent rating agency or based upon our internal credit analysis). This amount includes $384 million of U.S. federal government transactions and $216 million of transactions where the ultimate obligors are state or local governments. Transactions may have guaranties of energy savings from third party service providers, which typically are entities rated investment grade by an independent rating agency.

(2)
Transactions where the projects or the ultimate obligors are commercial entities that have been rated investment grade (either by an independent rating agency or based on our internal credit analysis). Of this total, $9 million of the transactions have been rated investment grade by an independent rating agency.

(3)
Transactions where the projects of the ultimate obligors are commercial entities that either have ratings below investment grade (either by an independent rating agency or using our internal credit analysis) or where the nature of the subordination in the asset causes it to be considered non-investment grade. This category of assets includes $273 million of mezzanine loans made in 2018 on a non-recourse basis to special purpose subsidiaries of residential solar companies where the nature of the subordination causes it to be considered non-investment grade. These loans are secured by residential solar assets and we rely on certain limited indemnities, warranties, and other obligations of the residential solar companies or their other subsidiaries. This amount also includes $18 million of transactions made in 2018 where the projects or the ultimate obligors are commercial entities that have ratings below investment grade using our internal credit analysis, and $8 million of loans on non-accrual status.

(4)
Includes the real estate and the lease intangible assets (including those held through equity method investments) from which we receive scheduled lease payments, typically under long-term triple net lease agreements.

(5)	Excludes approximately 170 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $64 million.

Dividend
The Company announced today that its Board of Directors declared a quarterly cash dividend of $0.335 per share of common stock, an increase of approximately 2% from the previous dividend level. This dividend increase will raise the annualized dividend payout to $1.34 per share of common stock, equivalent to an annualized yield of 5.7% based upon the Company's common stock closing price of $23.54 per share on February 20, 2019. The dividend will be paid on April 11, 2019 to stockholders of record as of April 3, 2019.

Conference Call and Webcast Information
Hannon Armstrong will host an investor conference call today, February 21, 2019, at 5:00 pm eastern time. The conference call can be accessed live over the phone by dialing 1-800-239-9838, or for international callers, 1-323-794-2551. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 7295792. The replay will be available until February 28, 2019.
A webcast of the conference call will also be available through the Investor Relations section of our website, at www.hannonarmstrong.com. A copy of this press release is also available on our website.
About Hannon Armstrong
Hannon Armstrong (NYSE: HASI) focuses on solutions that reduce carbon emissions and increase resilience to climate change by providing capital and specialized expertise to the leading companies in the energy efficiency, renewable energy and other sustainable infrastructure markets. Our goal is to generate attractive returns for our shareholders by investing in a diversified portfolio of assets and projects that generate long-term, recurring and predictable cash flows or cost savings from proven commercial technologies. Hannon Armstrong is proud to be the first U.S. public company exclusively focused on financing solutions to climate change. We are based in Annapolis, Md. For more information, please visit www.hannonarmstrong.com. Follow Hannon Armstrong on LinkedIn and Twitter @HannonArmstrong.

Forward-Looking Statements:
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions, we intend to identify forward-looking statements.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K for the year ended December 31, 2017 as amended by our Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2017 (collectively, our “2017 Form 10-K”) that was filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as in other periodic reports that we file with the SEC. Statements regarding the following subjects, among others, may be forward-looking:

•	our expected returns and performance of our investments;

•
the state of government legislation, regulation and policies that support or enhance the economic feasibility of sustainable infrastructure projects, including energy efficiency and renewable energy projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•
availability of opportunities to invest in projects that reduce greenhouse gas emissions or mitigate the impact of climate change including energy efficiency and renewable energy projects and our ability to complete potential new opportunities in our pipeline;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of capital;

•	our or any other companies’ projected operating results;

•
actions and initiatives of the federal, state and local governments and changes to federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities, economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets, our portfolio of assets and our investment and underwriting process;

•	the impact of weather conditions, natural disasters, accidents or equipment failures or other events that disrupt the operation of our investments or negatively impact on the value our assets;

•	rates of default or decreased recovery rates on our assets;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates, including the flattening of the yield curve, and the market value of our assets and target assets;

•	changes in commodity prices, including continued low natural gas prices;

•	effects of hedging instruments on our assets or liabilities;

•	the degree to which our hedging strategies may or may not protect us from risks, such as interest rate volatility;

•	impact of and changes in accounting guidance and similar matters;

•	our ability to maintain our qualification as a real estate investment trust for U.S. federal income tax purposes (a “REIT”);

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended;

•	availability of and our ability to attract and retain qualified personnel;

•	estimates relating to our ability to generate sufficient cash in the future to operate our business and to make distributions to our stockholders; and

•	our understanding of our competition.
Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. Any forward- looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements after the date of this earnings release, whether as a result of new information, future events or otherwise.
The Company is confirming its previously issued three-year guidance from 2018 to 2020 with respect to annual core earnings per share growth, on a compounded annual basis over the three years (2018, 2019, 2020),in the 2% to 6% range. The confirmed guidance reflects the Company’s estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) the volume and profitability of securitization transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of the Company’s forecasted operations, and (vi) the general interest rate and market environment. All guidance is based on current expectations of future economic conditions, the regulatory environment, the dynamics of the markets in which it operates and the judgment of the Company’s management team.

The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transactions flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any Core Earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours, gallons of fuel oil, million British thermal units of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.
The risks included here are not exhaustive. Our most recent annual report on Form 10‐K may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations Contact:
Amanda Cimaglia
410-571-6189
investors@hannonarmstrong.com

Media Contact:
Gil Jenkins
media@hannonarmstrong.com
443-321-5753

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Revenue
Interest income, receivables	$27,529	$13,605	$67,711	$56,734
Interest income, investments	1,814	1,461	6,636	5,079
Rental income	6,441	5,572	24,606	19,831
Gain on sale of receivables and investments	1,595	5,752	32,928	20,956
Fee income	1,813	705	5,927	2,973
Total revenue	39,192	27,095	137,808	105,573
Expenses
Interest expense	19,450	18,744	76,874	65,472
Compensation and benefits	7,685	3,976	25,651	19,708
General and administrative	4,116	3,068	13,503	10,762
Total expenses	31,251	25,788	116,028	95,942
Income before equity method investments	7,941	1,307	21,780	9,631
Income (loss) from equity method investments	2,192	2,866	22,162	22,289
Income (loss) before income taxes	10,133	4,173	43,942	31,920
Income tax (expense) benefit	(1,034)	(766)	(2,144)	(885)
Net income (loss)	$9,099	$3,407	$41,798	$31,035
Net income (loss) attributable to non-controlling interest holders	44	24	221	179
Net income (loss) attributable to controlling stockholders	$9,055	$3,383	$41,577	$30,856
Basic earnings per common share	$0.16	$0.06	$0.75	$0.57
Diluted earnings per common share	$0.16	$0.06	$0.75	$0.57
Weighted average common shares outstanding—basic	54,599,877	51,659,751	52,780,449	50,361,672
Weighted average common shares outstanding—diluted	54,599,877	51,659,751	52,780,449	50,361,672

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31, 2018	December 31, 2017
Assets
Equity method investments	$471,044	$522,615
Government receivables	497,464	519,485
Commercial receivables	447,196	473,452
Receivables held-for-sale	—	19,081
Real estate	365,370	340,824
Investments	169,793	151,209
Cash and cash equivalents	21,418	57,274
Other assets	182,628	166,232
Total Assets	$2,154,913	$2,250,172
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$36,509	$25,645
Deferred funding obligations	72,100	153,308
Credit facility	258,592	69,922
Non-recourse debt (secured by assets of $1,105 million and $1,545 million, respectively)	834,738	1,210,861
Convertible notes	148,451	147,655
Total Liabilities	1,350,390	1,607,391
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 60,510,086 and 51,665,449 shares issued and outstanding, respectively	605	517
Additional paid in capital	965,384	770,983
Accumulated deficit	(163,205)	(131,251)
Accumulated other comprehensive income (loss)	(1,684)	(1,065)
Non-controlling interest	3,423	3,597
Total Stockholders’ Equity	804,523	642,781
Total Liabilities and Stockholders’ Equity	$2,154,913	$2,250,172

EXPLANATORY NOTES
Non-GAAP Financial Measures
Core Earnings
We calculate core earnings as GAAP net income (loss) excluding non-cash equity compensation expense, non-cash provision for credit losses, amortization of intangibles, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-controlling interest of our Operating Partnership. We also make an adjustment to our equity method investments in the renewable energy projects as described below. In the future, core earnings may also exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as approved by a majority of our independent directors.

Certain of our equity method investments in renewable energy projects are structured using typical partnership “flip” structures where we, along with any other institutional investors, if any, receive a pre-negotiated preferred return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the renewable energy company, which operates the project, receives more of the cash flows through its equity interests while we, and any other institutional investors, retain an ongoing residual interest. We typically negotiate the purchase prices of our equity investments, which have a finite expected life, based on our assessment of the expected cash flows we will receive from these projects discounted back to the net present value, based on a target investment rate, with the expected cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.

Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss are also impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received, while the sponsors of the project are allocated gains of a similar amount. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations.

The cash distributions for our equity method investments are segregated into a return on and return of capital on our cash flow statement based on the cumulative income (loss) that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e. return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method. Thus, in calculating core earnings, we further adjust GAAP net income (loss) to take into account our calculation of the return on capital (based upon the investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this core equity method investment earnings adjustment to our GAAP net income (loss) in calculating our core earnings measure is an important supplement to the HLBV income allocations determined under GAAP for an investor to understand the economic performance of these investments.
For the year ended December 31, 2018, we recognized $22 million in income under GAAP for our equity investments in renewable energy projects. We reversed the GAAP income and recorded $41 million for core earnings as discussed above to reflect our return on capital from these investments for the year ended December 31, 2018. This compares to the collected cash distributions from these equity method investments of approximately $115 million for the year ended December 31, 2018, with the difference between core earnings and cash collected representing a return of capital.
For the year ended December 31, 2017, we recognized $22 million in income under GAAP for our equity investments in renewable energy projects. We reversed the GAAP income and recorded $43 million for core earnings as discussed above to reflect our return on capital from these investments for the year ended

December 31, 2017. This compares to the collected cash distributions from these equity method investments of approximately $90 million for the year ended December 31, 2017, with the difference between core earnings and cash collected representing a return of capital.

We believe that core earnings provides an additional measure of our core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of our financial results to those of other comparable companies with fewer or no non-cash charges and comparison of our own operating results from period to period. Our management uses core earnings in this way. We believe that our investors also use core earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of core earnings is useful to our investors.

However, core earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (loss) (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating core earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported core earnings may not be comparable to similar metrics reported by other REITs.

Reconciliation of our GAAP Net Income to Core Earnings
We have calculated our core earnings and provided a reconciliation of our GAAP net income to core earnings for the quarters and years ended December 31, 2018 and 2017 in the tables below:

	For the three months ended December 31, 2018		For the three months ended December 31, 2017
	($ in thousands, except per share data)
		Per Share		Per Share
Net income attributable to controlling stockholders	$9,055	$0.16	$3,383	$0.06
Core earnings adjustments:
Reverse GAAP income from equity method investments	(2,192)		(2,866)
Add back core equity method investments earnings (1)	10,113		11,414
Non-cash equity-based compensation charges (2)	2,184		2,953
Other core adjustments (3)	1,907		1,526
Core earnings (4)	$21,067	$0.37	$16,410	$0.31

(1)	Reflects adjustment for equity method investments described above.

(2)	Reflects adjustment for non-cash equity-based compensation.

(3)	See detail below.

(4)
Core earnings per share for the three months ended December 31, 2018 and December 31, 2017, are based on 56,600,469 shares and  53,606,671 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards and restricted stock units and the non-controlling interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method.

	For the year ended December 31, 2018		For the year ended December 31, 2017
	($ in thousands, except per share data)
		Per Share		Per Share
Net income attributable to controlling stockholders	$41,577	$0.75	$30,856	$0.57
Core earnings adjustments:
Reverse GAAP income from equity method investments	(22,162)		(22,289)
Add back core equity method investments earnings (1)	40,923		42,707
Non-cash equity-based compensation charges (2)	10,066		11,304
Other core adjustments (3)	5,396		3,557
Core earnings (4)	$75,800	$1.38	$66,135	$1.27

(1)	Reflects adjustment for equity method investments described above.

(2)	Reflects adjustment for non-cash equity-based compensation.

(3)	See detail below.

(4)
Core earnings per share for the year ended December 31, 2018 and December 31, 2017, are based on 54,742,869 shares and 52,231,030 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards and restricted stock units and the non-controlling interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method.

The table below provides a reconciliation of the Other core adjustments:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
	($ in thousands)		($ in thousands)
Other core adjustments
Amortization of intangibles (1)	$827	$746	$3,207	$2,622
Non-cash provision for income taxes	1,036	757	1,968	756
Net income attributable to non-controlling interest	44	23	221	179
Other core adjustments	$1,907	$1,526	$5,396	$3,557

(1)	Adds back non-cash amortization of lease and pre-IPO intangibles.

The table below provides a reconciliation of the GAAP SG&A expenses to Core SG&A expenses:

	For the Three Months Ended December 31,		For the Year ended December 31,
	2018	2017	2018	2017
	($ in thousands)		($ in thousands)
GAAP SG&A expenses
Compensation and benefits	$7,685	$3,976	$25,651	$19,708
General and administrative	4,116	3,068	13,503	10,762
Total SG&A expenses (GAAP)	$11,801	$7,044	$39,154	$30,470
Core SG&A expenses adjustments:
Non-cash equity-based compensation charge (1)	$(2,184)	$(2,953)	$(10,066)	$(11,304)
Amortization of intangibles (2)	(51)	(51)	(204)	(202)
Core SG&A expenses adjustments	(2,235)	(3,004)	(10,270)	(11,506)
Core SG&A expenses	$9,566	$4,040	$28,884	$18,964

(1)	Reflects add back of non-cash amortization of equity-based compensation. Outstanding grants related to equity-based compensation are included in core earnings per share calculation.

(2)	Adds back non-cash amortization of pre-IPO intangibles.